EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

As independent public accountants, we hereby consent to the incorporation of our report, dated March 26, 2002 (except for Note 8, as to which the date is May 10, 2002), on the financial statements of Global Genomics Capital, Inc. as of December 31, 2001 and 2000 and for the year ended December 31, 2001, for the period from inception (May 23, 2000) to December 31, 2000 and for the period from inception (May 23, 2000) to December 31, 2001, included in this Form 8-K/A, into the Company’s previously filed Registration Statements (File No. 33-42259, 33-93816, 33-93818, 333-84657, 333-68200, 333-91068, 333-93305, 33-93820, 333-39607, 333-44043, 333-48837, 333-45652, 333-33792, 333-68092 and 333-100947).

By:	/s/ GOOD SWARTZ BROWN & BERNS LLP

Good Swartz Brown & Berns LLP

March 25, 2003
Los Angeles, California

1